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                                                                     EXHIBIT 2.2

          IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - -  x
                                   :   Chapter 11
In re:                             :
                                   :   Case No. 03-12114 (JWV)
CHART INDUSTRIES, INC.,            :
   et al.,                         :   Jointly Administered
                                   :
                                   :   Related to Docket No. 5
               Debtors.            :
                                   :
- - - - - - - - - - - - - - - - -  x

                 FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER UNDER 11 U.S.C. (S) 1129(a) AND (b) AND FED. R.
                 BANKR. P. 3020 (I) CONFIRMING JOINT PREPACKAGED
                REORGANIZATION PLAN OF CHART INDUSTRIES, INC. AND
                 CERTAIN SUBSIDIARIES, (II) APPROVING DISCLOSURE
              STATEMENT AND (III) APPROVING SOLICITATION PROCEDURES

          WHEREAS, on July 8, 2003 (the "Petition Date"), Chart Industries, Inc. ("Chart"), CAIRE INC., Chart Asia, Inc., Chart Heat Exchangers Limited Partnership, Chart Inc., Chart International Holdings, Inc., Chart International, Inc., Chart Leasing, Inc., Chart Management Company, Inc., CoolTel, Inc., GTC of Clarksville, LLC and NexGen Fueling, Inc. (collectively, the "Debtors"), filed voluntary petitions for reorganization relief under chapter 11 of title 11 of the

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United States Code, 11 U.S.C. (S)(S) 101-1330 (as amended, the "Bankruptcy
Code"); and

          WHEREAS, prior to the Petition Date, the Debtors commenced negotiations with their Senior Lenders/1/ under the Existing Credit Facilities, including JPMorgan Chase Bank, as Agent, regarding the possible settlement and compromise of the Senior Lenders' claims against the Debtors under the Existing Credit Facilities. The successful culmination of these negotiations is memorialized in the Joint Prepackaged Reorganization Plan of Chart Industries, Inc. and Certain Subsidiaries (Docket No. 5) (the "Original Plan"); and

          WHEREAS, certain non-material modifications, as set forth in Exhibit B hereto, subsequently were made to the Original Plan (the Original Plan, as so modified, the "Plan"). The Plan is attached hereto as Exhibit A; and

          WHEREAS, on June 20, 2003, the Debtors commenced the solicitation of votes in respect of the

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/1/  Except as otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the plan (as defined herein).

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Plan from the Senior Lenders (the "Solicitation"). As part of the Solicitation, the Senior Lenders were sent copies of (i) the Plan, (ii) the Disclosure Statement with Respect to the Joint Prepackaged Reorganization Plan of Chart Industries, Inc. and Certain Subsidiaries (Docket No. 4) (the "Disclosure Statement"), and (iii) an appropriate ballot (each, a "Ballot") with which to vote (collectively, the "Solicitation Packages"). The Debtors established June 27, 2003 as the deadline (the "Voting Deadline") for receipt of votes accepting or rejecting the Plan. After commencement of the solicitation process, the Voting Deadline was extended for American Express Asset Management and Quantum Partners LDC until July 2, 2003. The Debtors retained Bankruptcy Management Corporation ("BMC") to aid them in tabulating the voting; and

          WHEREAS, prior to the Voting Deadline, 100% in amount and 100% in number of those holders of Senior Lender Claims voting on the Plan voted to accept the Plan; and

          WHEREAS on July 8, 2003, the Debtors filed their Motion for (I) Order
(A) Scheduling Combined

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Hearing for Approval of Disclosure Statement and Solicitation Procedures and
Confirmation of Plan, (B) Approving Objection Deadline and Procedures with Respect Thereto, (C) Approving Form, Manner and Sufficiency of Notice of Combined Hearing and (D) Deeming Class 7 to Have Rejected Plan; and (II) Order
(A) Approving Solicitation Procedures and Disclosure Statement and (B) Confirming Plan (Docket No. 19) (the "Solicitation Procedures Motion"); and

          WHEREAS, on July 8, 2003, the Debtors also filed the Original Plan and the Disclosure Statement; and

          WHEREAS, at the July 10, 2003 "first-day" hearing in these cases, the Court entered an order (the "Scheduling Order") that granted in part the Solicitation Procedures Motion, and that, among other things, (a) scheduled a combined hearing for September 3, 2003 in connection with approval of the solicitation procedures described in the Solicitation Procedures Motion (the "Solicitation Procedures"), approval of Disclosure Statement and confirmation the Plan, and (b) approved the form, manner and sufficiency of the notice of such combined hearing; and

                                       4

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          WHEREAS, on August 22, 2003, the Debtors filed the Notice of Filing of
Affidavits of Publication for Notice of Combined Hearing on Disclosure Statement and Confirmation of Plan of Reorganization (Docket No. 96) (the "Notice of Publication"), which notice attached the affidavits of publication relating to the publication of the Notice of Combined Hearing on Disclosure Statement and Confirmation of Plan of Reorganization in The New York Times and The Wall Street Journal on August 8, 2003, as required under the Scheduling Order; and

          WHEREAS, on August 26, 2003, the Debtors filed the Declaration of Balloting Agent Regarding Tabulation of Votes in Connection with Joint Prepackaged Reorganization Plan of Chart Industries, Inc. and Certain Subsidiaries (Docket No. 102) (the "Voting Declaration"), which declaration sets forth the results of the Solicitation; and

          WHEREAS, on August 26, 2003, the Debtors filed affidavits and declarations of service (Docket Nos. 103, 104 and 109) (the "Declarations of Service") evidencing service of the notice of the Confirmation Hearing; and

          WHEREAS, on August 22, 2003, the Debtors filed

                                       5

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the Plan Supplement to Joint Prepackaged Reorganization Plan of Chart
Industries, Inc. and Certain Subsidiaries (Docket No. 97) (the "First Plan Supplement"); and on August 29, 2003, the Debtors filed the Second Plan Supplement to Joint Prepackaged Reorganization Plan of Chart Industries, Inc. and Certain Subsidiaries (Docket No. 114) (the "Second Plan Supplement" and, together with the First Plan Supplement, the "Plan Supplement"); and

          WHEREAS, on August 26, 2003, the Debtors filed the Memorandum in Support of (I) Approval of Solicitation Procedures and Disclosure Statement and
(II) Confirmation of Joint Prepackaged Reorganization Plan of Chart Industries, Inc. and Certain Subsidiaries (Docket No. 105) (the "Confirmation Memorandum"); and

          WHEREAS, on August 29, 2003, the Debtors filed the Declaration of Glenn C. Pollack in Support of Confirmation of Joint Prepackaged Reorganization Plan of Chart Industries, Inc. and Certain Subsidiaries (Docket No. 113) and the Declaration of Michael F. Biehl in Support of (I) Approval of Solicitation Procedures and Disclosure Statement and (II) Confirmation of Joint Prepackaged Reorganization Plan of Chart Industries, Inc.

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and Certain Subsidiaries (Docket No. 116) (together, the "Confirmation
Declarations"); and

          WHEREAS, on August 25, 2003, HPA Associates LLC, Charles S. Holmes and James Pinto (collectively, "HH&P") filed an objection (Docket No. 98) (the "Confirmation Objection") to confirmation of the Plan asserting, among other things, that (i) payments are owed to HH&P under a finders fee arrangement alleged in the Confirmation Objection (the "Alleged HH&P Finders Fee Arrangement"), (ii) such asserted payment obligations give rise to a claim against the Debtors and (iii) such claim is not properly classified as a Class 9 Other Equity Interest; and

          WHEREAS, HH&P has agreed to withdraw its Confirmation Objection in consideration of decretal paragraph 40 of this Confirmation Order; and

          WHEREAS, the Confirmation Hearing was held on September 3, 2003.

          NOW, THEREFORE, based upon the Court's review of the Disclosure Statement, the Plan, the Plan Supplement, the Solicitation Packages, the Notice of Publication, the Voting Declaration, the Declarations of

                                       7

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Service, the Confirmation Declarations and the Confirmation Memorandum; and upon
(a) all of the evidence proffered or adduced at, memoranda filed in connection with, and arguments of counsel made at, the Confirmation Hearing and (b) the entire record of these chapter 11 cases; and after due deliberation thereon and good cause appearing therefor, it is hereby found and determined that:/2/

                     FINDINGS OF FACT AND CONCLUSIONS OF LAW

          1. Jurisdiction; Venue; Core Proceeding (28 U.S.C. (S)(S) 157(b)(2) and 1334(a)). This Court has jurisdiction over the Debtors' chapter 11 cases under 28 U.S.C. (S)(S) 157 and 1334. Venue is proper under 28 U.S.C. (S)(S) 1408 and 1409. Confirmation of the Plan, approval of the Disclosure Statement and approval of the Solicitation Procedures are core proceedings under 28 U.S.C. (S) 157(b)(2)(L) over which the Court has exclusive

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/2/  Pursuant to Bankruptcy Rule 7052, findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.

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jurisdiction.

          2. Judicial Notice. The Court takes judicial notice of the docket of these chapter 11 cases maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and argument made, proffered or adduced at the hearings held before the Court during these chapter 11 cases.

          3. Burden of Proof. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.

          4. Adequacy of Disclosure Statement. The Disclosure Statement contains "adequate information," as such term is defined in section 1125 of the Bankruptcy Code. 1.

          5. Adequacy of Solicitation. Votes for acceptance or rejection of the Plan were solicited in good faith and in compliance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018 and all other applicable provisions of the Bankruptcy

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Code. The Debtors properly relied on the exemption from the registration requirements of the Securities Act of 1933 (as amended, and including the rules and regulations promulgated thereunder, the "Securities Act"), and no other nonbankruptcy law applies to the Solicitation. All procedures used to distribute the Solicitation Packages to the appropriate holders of Claims entitled to vote on the Plan and to tabulate Ballots were fair and were conducted in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court, and all other applicable rules, laws and regulations.

          6. Transmittal and Mailing of Materials; Notice. The Disclosure Statement, the Plan, the Solicitation Packages and notices of the Confirmation Hearing were served in compliance with the Scheduling Order, and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing and the other deadlines described in the Scheduling Order was given in compliance with the Bankruptcy Rules and the Scheduling Order, and no other or further notice is or shall be required.

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          7. Impaired Class that has Voted to Accept the Plan. As set forth in the Plan, Class 2 is impaired; and, as set forth in the Voting Declaration, Class 2 has voted to accept the Plan pursuant to the requirements of sections 1124 and 1126 of the Bankruptcy Code. Thus, at least one impaired Class of Claims has voted to accept the Plan.

          8. Classes Deemed to have Accepted the Plan. Classes 1, 3, 4 and 5 are not impaired under the Plan and are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

          9. Classes Deemed to have Rejected the Plan. In accordance with the Plan and the Scheduling Order, Classes 6, 7, 8, 9 and 10 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

          10. Plan Compliance with Bankruptcy Code (11 U.S.C. (S) 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

          (a) Proper Classification (11 U.S.C. (S)(S) 1122, 1123(a)(1)). In addition to DIP Facility Claims, Administrative Claims and Priority Tax Claims, which need not be classified, the Plan designates ten Classes of Claims and Interests. The Claims and Interests placed in each Class are substantially

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     similar to other Claims and Interests, as the case may be, in each such
     Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate among holders of Claims and Interests. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

          (b) Specify Unimpaired Classes (11 U.S.C. (S) 1123(a)(2)). Article IV.B of the Plan specifies that Classes 1, 3, 4 and 5 are unimpaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

          (c) Specify Treatment of Impaired Classes (11 U.S.C. (S) 1123(a)(3)).
     Article IV.B of the Plan designated Classes 2, 6, 7, 8, 9 and 10 as impaired and Article IV.C specifies the treatment of Claims and Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

          (d) No Discrimination (11 U.S.C. (S) 1123(a)(4)). The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

          (e) Implementation of Plan (11 U.S.C. (S) 1123(a)(5)). The Plan provides adequate and proper means for its implementation, thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

          (f) Non-Voting Equity Securities (11 U.S.C. (S) 1123(a)(6)). Article V.A of the Plan provides that the certificates of incorporation or other organization documents of each Reorganized Debtor shall be amended as of the Consummation Date to provide for the inclusion of a provision prohibiting the issuance of nonvoting equity securities, subject

                                       12

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     to further amendment of such certificates of incorporation or other organization documents as permitted by applicable law. Thus, the requirements of section 1123(a)(6) of the Bankruptcy Code are satisfied.

          (g) Selection of Officers and Directors (11 U.S.C. (S) 1123(a)(7)). At or prior to the Confirmation Hearing, the Debtors properly and adequately disclosed or otherwise identified the procedures for determining the identity and affiliations of all individuals or entities proposed to serve on or after the Consummation Date as officers or directors of the Reorganized Debtors, and the manner of selection and appointment of such individuals or entities is consistent with the interests of Claim and Interest holders and with public policy and, accordingly, satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

          (h) Additional Plan Provisions (11 U.S.C. (S) 1123(b)). The Plan's provisions are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code.

          11. Compliance with Bankruptcy Rule 3016. The Plan is dated and identifies the entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the Court satisfies Bankruptcy Rule 3016(b).

          12. Compliance with Bankruptcy Rule 3017. The Debtors have given notice of the Confirmation Hearing as required by Bankruptcy Rule 3017(d). The Solicitation Packages were transmitted to the Senior Lenders pursuant

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to Bankruptcy Rule 3017(e).

          13. Compliance with Bankruptcy Rule 3018. The solicitation of votes to accept or reject the Plan satisfies Bankruptcy Rule 3018. The Plan was transmitted to all creditors entitled to vote on the Plan, sufficient time was prescribed for such creditors to accept or reject the Plan, and the Solicitation Packages and Solicitation Procedures comply with section 1126 of the Bankruptcy Code, thereby satisfying the requirements of Bankruptcy Rule 3018.

          14. Debtors' Compliance with Bankruptcy Code (11 U.S.C. (S) 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.

          15. Plan Proposed in Good Faith (11 U.S.C. (S) 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the formulation of the Plan. The Debtors filed their chapter 11 cases and proposed the Plan with legitimate and honest purposes including, among

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other things, (i) the reorganization of the Debtors' businesses, (ii) the preservation and maximization of the Debtors' business enterprise values through a rapid, efficient reorganization under chapter 11, (iii) restructuring of the Debtors' capital structure, (iv) maximization of the recovery to holders of Claims and Interests under the circumstances of these cases, and (v) preserving jobs of the Debtors' employees in connection with the Debtors' continuing operations. Furthermore, the Plan reflects and is the result of arms' length negotiations between the Debtors and the Senior Lenders and reflects the best interests of the Debtors' estates, creditors and equity holders.

          16. Payments for Services or Costs and Expenses (11 U.S.C. (S) 1129(a)(4)). All payments made or to be made by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the chapter 11 cases, or in connection with the Plan and incident to the chapter 11 cases, have been approved by, or are subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the

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Bankruptcy Code.

          17. Directors, Officers and Insiders (11 U.S.C. (S) 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. The identity and affiliations of the persons that will serve as initial directors or officers of the Reorganized Debtors after confirmation of the Plan have been fully disclosed. The appointment to, or continuance in, such offices of such persons who will continue in office is consistent with the interests of holders of Claims against and Interests in the Debtors and with public policy. The identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of such insider's compensation have also been fully disclosed, to the extent applicable.

          18. No Rate Changes (11 U.S.C. (S) 1129(a)(6)). The Debtors' Plan does not provide for any rate change that requires regulatory approval. Section 1129(a)(6) of the Bankruptcy Code is thus not applicable.

          19. Best Interests of Creditors (11 U.S.C. (S) 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis attached

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as Exhibit D to the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing (a) are persuasive and credible, (b) have not been controverted by other evidence, and (c) establish that each holder of an impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Consummation Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

          20. Acceptance or Rejection by Certain Classes (11 U.S.C. (S) 1129(a)(8)). Class 1, 3, 4 and 5 are Classes of unimpaired Claims that are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Class 2 has voted to accept the Plan in accordance with sections 1126(c) and (d) of the Bankruptcy Code. Classes 6, 7, 8, 9 and 10 are not entitled to receive or retain any property under the Plan on account of their Claims or Interests and, therefore, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Although

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section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to
Classes 6, 7, 8, 9 and 10, the Plan is confirmable because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to these Classes of Claims and Interests. See Paragraph 27 below. As set forth in the Voting Declaration, 100% in amount and 100% in number of those holders of Senior Lender Claims voting on the Plan voted to accept the Plan. No other Classes of Claims or Interests were entitled to vote on the Plan.

          21. Treatment of Administrative, Priority and Tax Claims (11 U.S.C.
(S) 1129(a)(9)). The treatment of DIP Facility Claims, Administrative Claims, Priority Tax Claims and Other Priority Claims pursuant to Articles III.A, III.B, III.C and IV.C.1 of the Plan satisfies the requirements of sections 1129(a)(9)(A), (B) and (C) of the Bankruptcy Code.

          22. Acceptance By Impaired Class (11 U.S.C. (S) 1129(a)(10)). Class 2 is an Impaired Class of Claims that voted to accept the Plan with respect to the Debtors and, to the Debtors' knowledge, does not contain insiders whose votes have been counted. Therefore, the

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requirement of section 1129(a)(10) of the Bankruptcy Code that at least one
Class of Claims against or Interests in the Debtors that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider, has been satisfied.

          23. Feasibility (11 U.S.C. (S) 1129(a)(11)). The projections set forth in the Disclosure Statement and other evidence proffered or adduced by the Debtors at the Confirmation Hearing or in support of confirmation of the Plan with respect to feasibility (a) are persuasive and credible, (b) have not been controverted by other evidence or challenged in any objection, and (c) establish that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors, thus satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

          24. Payment of Fees (11 U.S.C. (S) 1129(a)(12)). All fees payable under section 1930 of title 28, United States Code, as determined by the Court, have been paid or will be paid on the Consummation Date pursuant to Article XIV.C of the Plan, thus satisfying the

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requirements of section 1129(a)(12) of the Bankruptcy Code.

          25. Continuation of Retiree Benefits (11 U.S.C. (S) 1129(a)(13)). Any retiree benefits within the meaning of 11 U.S.C. (S) 1114 will be treated as executory contracts and assumed pursuant to Article VIII.E of the Plan. Thus, the requirements of section 1129(a)(13) of the Bankruptcy Code are satisfied.

          26. Principal Purpose (11 U.S.C. (S) 1129(d)). The principal purpose of the Plan is neither the avoidance of taxes nor the avoidance of section 5 of the Securities Act, and no governmental unit has objected to the confirmation of the Plan on any such grounds. The Plan therefore satisfies the requirements of section 1129(d) of the Bankruptcy Code.

          27. Fair and Equitable; No Unfair Discrimination (11 U.S.C. (S) 1129(b)). Classes 6, 7, 8, 9 and 10 are impaired Classes of Claims or Interests that are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code because the holders of such Claims and Interests will not receive or retain any property under the Plan on account of such Claims and

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Interests. The Debtors presented uncontroverted evidence at the Confirmation
Hearing that the Plan does not discriminate unfairly and is fair and equitable with respect to Classes 6, 7, 8, 9 and 10, as required by section 1129(b)(1) of the Bankruptcy Code, and that no Class of Claims or Interests junior to such Classes is receiving or retaining any property on account of such Claim or Interest under the Plan. Moreover, the fair and equitable standard is satisfied because the Plan provides that no holders of Claims in Classes senior to Classes 6, 7, 8, 9 and 10 will receive or retain property of a value that exceeds 100% of the value of their Claims. Thus, the Plan may be confirmed notwithstanding the Debtors' failure to satisfy section 1129(a)(8) of the Bankruptcy Code. Upon confirmation, the Plan shall be binding upon the members of Classes 6, 7, 8, 9 and 10.

          28. Good Faith Solicitation (11 U.S.C. (S) 1125(e)). Based on the record before the Court in these chapter 11 cases, the Debtors and their directors, officers, employees, equity holders, members, agents, advisors, accountants, financial advisors, consultants, attorneys, and other representatives have acted in good

                                       21

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faith within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to the solicitation of acceptances of the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation and injunctive provisions set forth in Article XIV of the Plan.

          29. Plan Modifications. The modifications to the Plan set forth on Exhibit B hereto (the "Plan Modifications") do not materially or adversely affect or change the treatment of any holder of a Claim or Interest who has not accepted the modifications in writing. Accordingly, pursuant to Bankruptcy Rule 3019, the Plan Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of acceptances or rejections under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

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Disclosure of the Plan Modifications on the record at the Confirmation Hearing constitutes due and sufficient notice thereof under the circumstances of the chapter 11 cases.

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          30. No Objection to Assumed Contracts and Leases. No non-Debtor party to an executory contract or unexpired lease to be assumed pursuant to Article VIII of the Plan has objected to the assumption thereof.

          31. No Liquidation. Because the Plan does not provide for the liquidation of all or substantially all of the property of the Debtors' estates and the Reorganized Debtors will engage in businesses following consummation of the Plan, section 1141(d)(3) of the Bankruptcy Code is not applicable.

          32. Satisfaction of Confirmation Requirements. The Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code and Article XI of the Plan.

          33. Retention of Jurisdiction. The Court may properly retain jurisdiction over the matters set forth in Article XIII of the Plan and/or section 1142 of the Bankruptcy Code.

          34. Rule 9019 Settlement; Releases and Discharges. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under, described in, contemplated by and/or

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implemented by the Plan, the releases and discharges described in Article XIV of the Plan constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration, set forth the standard of liability and are in the best interest of the holders of Claims and Interests, are within the range of possible litigation outcomes, are fair, equitable and reasonable and are integral elements of the restructuring and resolution of the chapter 11 cases in accordance with the Plan. Each of the discharge, release and exculpation provisions set forth in the Plan:

          (a) falls within the jurisdiction of this Court under 28 U.S.C. (S)(S) 1334(a), (b) and (d);

          (b) is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code;

          (c) is an integral element of the transactions incorporated into the Plan;

          (d) confers material benefit on, and is in the best interest of, the Debtors, their Estates and creditors;

          (e) is reasonable and voluntary given the scope of the discharge, release and exculpation provisions, and the Debtors' compliance with Bankruptcy Rule 2002(c)(3);

          (f) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in the chapter 11 cases with respect to the Debtors, and their organization, capitalization, operation and reorganization to the extent provided in the Plan; and

          (g) is consistent with sections 105, 1123 and 1129 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code.

          35. Discharge, Release and Exculpation. The failure to effect the discharge, release and exculpation provisions of the Plan would impair the Debtors' ability to confirm the Plan. Accordingly, the compromises and settlements embodied in the discharge, release and exculpation provisions described in Article XIV of the Plan are approved.

                                     DECREES

          NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

          1. Disclosure Statement. The Disclosure Statement contains adequate information within the meaning of and for all purposes of sections 1125 and 1126(b) of the Bankruptcy Code, and the Disclosure Statement is hereby approved.

          2. Solicitation Procedures. Votes for
acceptance or rejection of the Plan were solicited in good faith and in compliance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, all other applicable provisions of the Bankruptcy Code and all other rules, laws and regulations, and the Solicitation Procedures and Solicitation are hereby approved.

          3. Confirmation. The Plan, including the Plan Supplement, is approved and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan and the Plan Supplement are incorporated by reference into and are an integral part of this Confirmation Order.

          4. Objections. All objections that have not been withdrawn, resolved, waived or settled, and all reservations of rights pertaining to confirmation of the Plan included therein, are overruled on the merits.

          5. Provisions of Plan and Order Non-Severable and Mutually Dependent. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are non-severable and mutually dependent.

          6. Binding Effect. Effective on the

Consummation Date, and except as expressly provided in this Confirmation Order, the Plan and its provisions shall be binding upon the Debtors, the Reorganized Debtors, any entity acquiring or receiving property or a distribution under the Plan and any holder of a Claim against or Interest in the Debtors, including all governmental entities, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Confirmation Order, the Plan and all Plan-related documents shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

          7. Vesting of Assets (11 U.S.C. (S) 1141(b) and (c)). Except as otherwise provided in the Plan or this Confirmation Order, each Debtor will, as a Reorganized Debtor, continue to exist after the Consummation Date as a separate corporate or other business entity, with all the powers of a corporation or other business entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as otherwise provided in the Plan or this Confirmation Order, on and after the Consummation Date the property of the Debtors' estates shall (i) vest in the Reorganized Debtors on the Consummation Date and (ii) be vested free and clear of all liens, security interests, and Claims and Interests of holders of Claims and Interests. Except as otherwise provided in the Plan or this Confirmation Order, from and after the Consummation Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of property, and compromise or settle any Claims and Interests without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

          8. Transfers of Property. On the Consummation Date, the transfers of property by the Debtors (i) to the Reorganized Debtors (a) are or will be legal, valid and effective transfers of property, (b) vest or will vest the Reorganized Debtors with good title to such property free and clear of all liens, charges, Claims, encumbrances or Interests, except as expressly provided in the Plan or Confirmation Order, (c) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (d) do not and will not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor, transferee or stamp or recording tax liability and (ii) to holders of Claims or Interests under the Plan are for good consideration and value.

          9. Assumption of Executory Contracts and Unexpired Leases (11 U.S.C.
(S) 1123(b)(2)). On the Consummation Date, pursuant to Article VIII of the Plan, all executory contracts and unexpired leases shall be deemed assumed by the Reorganized Debtors in accordance with sections 365 and 1123(b) of the Bankruptcy Code, except for executory contracts and unexpired leases for which the Plan provides different treatment, or which are the subject of any pending motions (the "Pending Motions"), including the following: (A) Debtors' Motion for Order Under 11 U.S.C. (S)(S) 105 and 365 and Fed R. Bankr. P. 6006 Authorizing Assumption of Lease with PDC Office Park Partnership, as Amended (Docket No. 79); (B) Debtors' Motion for Order Under 11 U.S.C. (S) 365 and Fed
R. Bankr. P. 6006 Authorizing Rejection of Unexpired Leases of Nonresidential Real Property (Docket No. 80); and (C) Debtors' Motion for Order Under 11 U.S.C.
(S)(S) 105, 363 and 365 and Fed R. Bankr. P. 6004, 6006 and 9019 Authorizing Rejection of Unexpired Leases of Nonresidential Real Property and Approving Related Letter Agreement (Docket No. 115). Each executory contract and unexpired lease assumed pursuant to the Plan shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan. The Reorganized Debtors, except as otherwise agreed by the parties or ordered by the Court, will, pursuant to Article VIII.C of the Plan, cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan. All executory contracts or unexpired leases assumed or assumed and assigned by the Debtors during the chapter 11 cases or under the Plan shall remain in full force and effect for the benefit of the Reorganized Debtors or their assignees notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits or requires termination of such contract or lease. This Court shall retain jurisdiction to determine the Pending Motions.

          10. Directors and Officers of Reorganized Debtors. Following Plan confirmation, the boards of directors of the Subsidiary Debtors will remain in place, unless and until such boards are replaced by action of the equity owners of the Subsidiary Debtors; and the Reorganized Debtors will continue to be managed by the current members of their respective management teams (except that William T. Allen shall be appointed Reorganized Chart's interim Chief Executive Officer on the Consummation Date), unless and until such management is replaced by the respective boards of directors of the Reorganized Debtors. On the Consummation Date, the Board of Directors of Reorganized Chart will consist of seven

(7) members. Pursuant to Article V.D of the Plan, (a) the Senior Lenders have designated William T. Allen (Chief Executive Officer), Stephen S. Gray (Independent Director), Stephen A. Kaplan, Michael P. Harmon, Geoffrey S. Rehnert and Timothy White as directors of Reorganized Chart, and (b) the current board of directors of Chart has designated Arthur S. Holmes as a director of Reorganized Chart to serve as the Initial Board Designee. In addition, the current board of directors of Chart has designated Lazzaro G. Modigliani as the Secondary Board Designee. Each such designee shall be authorized to serve as a director of Reorganized Chart in accordance with the Plan and in the capacity to which he was designated without the necessity of further corporate action by Reorganized Chart or its shareholders. Upon the initial election or appointment following the Consummation Date of a permanent Chief Executive Officer of Reorganized Chart to succeed William T. Allen, (i) such permanent Chief Executive Officer shall become a director of Reorganized Chart, serving thereafter in the directorship in which William T. Allen served before such election, (ii) Stephen S. Gray (or any successor then serving in the Independent Director directorship) shall be removed and cease to be a director of Reorganized Chart, (iii) William T. Allen shall continue to be a director of Reorganized Chart, serving thereafter in the Independent Director directorship in which Stephen S. Gray (or his successor) served before such election, and (iv) the changes described in the foregoing clauses (i), (ii) and
(iii) shall take place without the necessity of further corporate action by Reorganized Chart or its shareholders.

          11. Corporate Action. On the Consummation Date, the adoption of the amended certificates of incorporation and bylaws or similar constituent documents of the Reorganized Debtors and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized Debtors, and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect without any requirement of further action by the security holders, directors or management of the Debtors or Reorganized Debtors.

          12. General Authorizations. Each of the Debtors and Reorganized Debtors and their respective directors, officers, members, managers, agents and attorneys, are authorized and empowered (i) to issue, execute, deliver, perform, file or record any agreement, document, instrument, note or security, including, without limitation, the documents referenced in the Plan and/or contained in the Plan Supplement, as modified, amended and supplemented, and (ii) to take (a) any action necessary or appropriate to implement, effectuate and consummate the Plan in accordance with its terms, or (b) any or all corporate actions authorized to be taken pursuant to the Plan, including but not limited to any merger, execution, delivery or performance of an agreement or instrument, issuance of securities, granting of any security interest or pledge, giving of a release, or amendment or restatement of any bylaws, certificates of incorporation or other organization documents of the Debtors, whether or not specifically referred to in the

Plan or any exhibit thereto, without further order of the Court. Any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

          13. Discharge. Except as otherwise provided in the Plan or this Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan are deemed to be in exchange for, and in complete satisfaction, discharge and release of, all Claims against and Interests in the Debtors. Except as otherwise provided in the Plan or this Confirmation Order, entry of this Confirmation Order shall act as a discharge, effective as of the Consummation Date, of any and all Claims against and Interests in the Debtors or any of their assets that arose at any time before the entry of this Confirmation Order. The discharge shall be effective as to each Claim and Interest except as otherwise expressly provided in the Plan or this Confirmation Order, regardless of whether:

          (a) a proof of claim or interest based on such Claim, Interest, debt or liability is filed or deemed filed under section 501 of the Bankruptcy Code;

          (b) a Claim or Interest based on such Claim, Interest, debt or liability is allowed; or

          (c) the holder of a Claim, Interest, debt or liability, or Claim or Interest based on such Claim, Interest, debt or liability, has accepted the Plan.

The foregoing shall not release the Debtors from their liabilities and obligations as set forth in the Plan or this Confirmation Order.

          14. Except as expressly provided in the Plan or this Confirmation Order, the Debtors are discharged effective upon the Confirmation Date, subject to the occurrence of the Consummation Date, from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof is extinguished completely, whether such debt (i) is reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or (ii) arose from (a) any agreement of the Debtors that has either been assumed or rejected in the chapter 11 cases or pursuant to the Plan, (b) any obligation of the Debtors incurred before the Confirmation Date, or (c) any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date.

          15. Issuance of New Securities. Pursuant to Article V.C of the Plan, the issuance of securities as set forth in the Plan by the Reorganized Debtors, including, without limitation, the issuance of the New Securities, is hereby authorized without the necessity of further corporate action by any Reorganized Debtor or its equity owners and without further act or action under applicable law, regulation, order or rule. The issuance of such securities under the Plan shall be deemed to be made for full and adequate consideration.

          16. Cancellation of Notes, Instruments, Debentures and Common Stock. Pursuant to Article V.B of the Plan, on the Consummation Date, except as otherwise provided in the Plan or this Confirmation Order, all Old Chart Common Stock, Old Subsidiary Equity and Other

Equity Rights (collectively, the "Existing Securities") shall be cancelled and deemed terminated, and the obligations of the Debtors under the foregoing shall be discharged. As of the Consummation Date, all Existing Securities that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party.

          17. Plan Documents. There being no objections to any of the documents contained in the Plan or Plan Supplement, and any amendments, modifications and supplements thereto, and all documents and agreements introduced therein or contemplated by the Plan (including all exhibits and attachments thereto and documents referred to therein), including but not limited to (a) the New Securities, (b) the Certificates of Incorporation of the Reorganized Debtors,
(c) the By-Laws of the Reorganized Debtors and (d) the Investor Rights Agreement, the execution, delivery and performance thereof by the Reorganized Debtors are authorized and approved, without need for further corporate action or further order or authorization of the Court. The Debtors and the Reorganized Debtors, as appropriate, are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan and Plan Supplement that may be agreed to by the parties thereto and are consistent with the Plan.

          18. New Credit Agreements. The Debtors and the Reorganized Debtors are authorized and empowered (i) to execute the New Credit Agreements and all related documents, including without limitation all documents securing the obligations of the Debtors and the Reorganized Debtors under the New Credit Agreements (collectively, the "New Credit Documents") in a form acceptable to the Debtors and the Senior Lenders and (ii) to grant any liens, mortgages and security interests in any real property, personal property and fixtures of any of the Debtors and Reorganized Debtors as contemplated by the New Credit Documents. Notwithstanding any other provisions of the Plan or this Confirmation Order, as of the Consummation Date, each New Credit Document executed by the Reorganized Debtors shall constitute a legal, valid and binding obligation of each of the Reorganized Debtors, enforceable against each of the Reorganized Debtors in accordance with its terms. The obligations created under the New Credit Documents have been incurred and given in exchange for fair consideration and reasonably equivalent value.

          19. Existing Senior Lender Liens. Notwithstanding anything in this Confirmation Order or in the Plan to the contrary, the filings and recordings of liens, mortgages and security interests in any real property, personal property and fixtures of any of the Debtors in connection with the Existing Credit Facilities shall not be extinguished, cancelled or discharged pursuant to the Plan or this Confirmation Order, and shall remain in full force and effect and shall be applicable to the real and personal property securing the New Credit Agreements to the extent such filings and recordings are not superseded by filings and recordings made in connection with the New Credit Agreements.

          20. Governmental Approvals Not Required. Except as set forth in the Plan, this Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any state or any other governmental authority with respect to (i) the implementation or consummation of the Plan and (ii) any related documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, any related documents, instruments or agreements related thereto, and any amendments or modifications to any of the foregoing.

          21. Exemption from Certain Taxes. Pursuant to section 1146(c) of the Bankruptcy Code: (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any contract, lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation, or dissolution; deeds; bills of sale; or transfers of tangible property will not be subject to any stamp tax, or other similar tax or any tax held to be a stamp tax or other similar tax by applicable law.

          22. Final Fee Applications. Pursuant to

Article XIV.B of the Plan, all final requests for compensation or reimbursement of costs and expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtors prior to the Consummation Date (all such claims, including Professional Fee Claims, the "Fee Claims"), must be filed with the Court and served on the Reorganized Debtors, their counsel and the Office of the United States Trustee no later than sixty
(60) days after the Consummation Date; provided, however, that any party who may receive compensation or reimbursement of expenses pursuant to the Order Under 11 U.S.C. (S)(S) 105, 327, 330 and 331 Authorizing Retention and Payment of Professionals Utilized by Debtors in Ordinary Course of Business (Docket No. 86) may continue to receive such compensation and reimbursement of expenses for services rendered before the Consummation Date, without further Court review or approval. Holders of Fee Claims that are required to file and serve requests for final allowance of their Fee Claims and that do not file and serve such requests within the time period set forth herein shall be forever barred from asserting such Claims against the

Debtors, the Reorganized Debtors and their respective property, and such Fee Claims shall be deemed discharged as of the Consummation Date.

          23. Termination of Injunctions and Automatic Stay. Pursuant to Article XIV.L of the Plan, all injunctions or stays provided for under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Consummation Date, unless the Plan or this Confirmation Order provides otherwise.

          24. Injunctions. Except as otherwise expressly provided in the Plan, this Confirmation Order, or a separate order of this Court, all injunctions set forth in the Plan are approved.

          25. Exculpation. Except as otherwise expressly provided in the Plan, this Confirmation Order or a separate order of this Court, the exculpation and limitation of liability provisions set forth in Article XIV.J of the Plan are approved.

          26. Releases. Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a): (a) the settlements, compromises, releases, discharges, exculpations and injunctions set forth in the Plan, including, but not limited to, the releases set forth in
Article XIV.H of the Plan, shall be, and hereby are, approved as fair, equitable, reasonable and in the best interests of the Debtors, the Reorganized Debtors and their Estates, creditors and equity holders; and (b) the settlement or compromise of all claims or controversies set forth in Article XIV.K of the Plan relating to the termination of all subordination rights that any holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made pursuant to the Plan on account of such Allowed Claim, is in the best interests of the Debtors, their Estates and equity holders, and shall be, and hereby is, approved as fair, equitable and reasonable. The releases of and by non-Debtors under the Plan are fair to holders of Claims and Interests and are necessary to the proposed reorganization, and set forth the proper standard of liability, thereby satisfying the requirements of PWS Holding Corp., 228 F.3d 224, 246 (3d Cir.
2000), In re Continental Airlines, Inc., 203 F.3d 203, 214 (3d Cir.

2000), and In re Zenith Electronics Corp., 241 B.R. 92, 110-11 (Bankr. D. Del.
1999). In addition, the releases of and by non-Debtors who voted for the Plan are voluntary and reasonable given the scope of the releases, and the Debtors' compliance with Bankruptcy Rule 2002(c)(3). See Zenith, 241 B.R. at 110-11.

          27. Compromises and Settlements. All settlements and compromises of claims and causes of action against non-Debtor entities that are embodied in the Plan are approved herein as fair, equitable, reasonable and in the best interests of the Debtors, their Estates and the Reorganized Debtors, and shall be, and hereby are, effective and binding on all persons and entities who may have had standing to assert such claims or causes of action, and no person or entity shall possess such standing to assert such claims or causes of action after the Consummation Date.

          28. Authorization to Consummate Plan. Notwithstanding Rule 3020(e) of the Federal Rules of Bankruptcy Procedure, this Confirmation Order shall take effect immediately upon its entry and the Debtors are authorized to consummate the Plan immediately after entry of this Confirmation Order in accordance with the terms of the Plan.

          29. Notice of Entry of Confirmation Order. The Notice of Entry of Confirmation Order (the "Confirmation Notice"), substantially in the form attached hereto as Exhibit C, is hereby approved. Within ten (10) business days after the entry of the this Confirmation Order, the Debtors shall mail or cause to be mailed by first-class mail a copy of the Confirmation Notice to all of the Debtors' known creditors and equity interest holders, and all other entities required to be served under Bankruptcy Rules 2002 and 3017.

          30. Within fifteen (15) business days after the entry of this Confirmation Order, the Debtors shall publish the Confirmation Notice in the national editions of The Wall Street Journal and The New York Times.

          31. Substantially contemporaneously with the service of the Confirmation Notice, the Debtors shall post the Confirmation Notice to the Debtors' bankruptcy website located at www.bmccorp.net/chart.

          32. The notice procedures set forth in paragraphs 29 through 31 above constitute good and sufficient notice of the entry of this Confirmation Order, and no other or further notice shall be necessary.

          33. Notice of Consummation of Plan. Within ten (10) business days following the occurrence of the Consummation Date as provided in Article XI.B of the Plan, the Reorganized Debtors shall file notice of the occurrence of the Consummation Date and shall serve a copy of same on the Office of the United States Trustee and all entities that have requested notice in these cases pursuant to Bankruptcy Rule 2002. Such notice constitutes good and sufficient notice of the occurrence of the Consummation Date, and no other or further notice shall be necessary.

          34. Retention of Jurisdiction. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, this Court shall retain jurisdiction over all matters arising out of or related to the chapter 11 cases and the Plan to the fullest extent permitted by law, including, but not limited to, the matters set forth in
Article XIII of the Plan, except as otherwise provided in the Plan or herein, and notwithstanding the entry of this Confirmation Order or the occurrence of the Consummation Date.

          35. Exemption from Securities Laws. The exemption from the requirements of section 5 of the Securities Act, and any state or local law requiring registration for the offer, issuance, exchange or transfer of a security provided for in the Plan or registration or licensing of an issuer of, underwriter of or broker dealer in, such security, is authorized by section 1145 of the Bankruptcy Code and shall apply to issuance of the New Securities under the Plan. The New Securities are exempt from registration under section 1145 of the Bankruptcy Code and are freely tradable by the holders thereof except to the extent a holder is an "underwriter" as defined in section 1145(b) of the Bankruptcy Code.

          36. References to Plan Provisions. The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed and approved in its entirety.

          37. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modification or vacatur shall not affect the modified or vacated by subsequent order of this Court or any other court, such reversal, validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors' receipt of written notice of any such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.

          38. Applicable Non-Bankruptcy Law. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan and any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

          39. Reservation of Rights by United States. Notwithstanding any provision to the contrary in the Plan or this Confirmation Order, confirmation of the Plan shall not affect the ability of the United States to assert setoff rights under applicable law.

          40. Resolution of HH&P Objection. No provision of the Plan, including without limitation the inclusion of the term "finders fee arrangements" in
Article I.B.1.83 of the Plan, shall prejudice (or shall preclude or limit) (i) the rights of HH&P to seek allowance of a Class 4 General Unsecured Claim, if any, arising under the Alleged HH&P Finders Fee Arrangement, (ii) the rights of the Debtors, the Reorganized Debtors and any party in interest with standing to object to or seek disallowance of any proof of Claim or Interest asserted by HH&P, including without limitation any proof of Claim or Interest filed by HH&P alleging a right to payment under the Alleged HH&P Finders Fee Arrangement, and
(iii) the right of the Court to determine, allow, disallow or reclassify any Claim or Interest asserted by HH&P, including without limitation any Claim of HH&P asserted under the Alleged HH&P Finders Fee Arrangement as a Class 4 General Unsecured Claim. The rights of the Debtors, the Reorganized Debtors and any party in interest with standing to contend that HH&P rights of payment (if any) under the Alleged HH&P Finders Fee Arrangement should be classified and treated under the Plan as Class 9 Other Equity Interests are specifically preserved. In consideration of this paragraph 40 of this Confirmation Order, HH&P's Confirmation Objection has been, is and shall be deemed withdrawn by HH&P with prejudice.

          41. In order to preserve and seek allowance of its claims against and/or interests in the Debtors (if any), HH&P shall file in these chapter 11 cases by October 6, 2003 one or more proofs of claim or interest, or HH&P's claims against and/or interests in the Debtors (if any) shall be forever barred.

Dated: Wilmington, Delaware
       September    , 2003
                 ---

                                                  /s/ Jerry W. Venters
                                                  ------------------------------
                                                  Honorable Jerry W. Venters
                                                  United States Bankruptcy Judge

                                    EXHIBIT A

                Amended Joint Prepackaged Reorganization Plan of
                 Chart Industries, Inc. and Certain Subsidiaries

                                    EXHIBIT B

                              Plan Modifications/1/

----------
/1/ Additions to the Joint Prepackaged Reorganization Plan of Chart Industries, Inc. and Certain Subsidiaries (Docket No. 5) are indicated by double underlining; deletions are indicated by a strike-through.

                                    EXHIBIT C

                  Form of Notice of Entry of Confirmation Order

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - -  x
- - - - - - - - - - - - - - - - -  :
                                   :   Chapter 11
                                   :
In re:                             :   Case No. 03-12114 (JWV)
                                   :
CHART INDUSTRIES, INC., et al.,    :   Jointly Administered
                                   :
                     Debtors.      x

- - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - -

           NOTICE OF (i) ENTRY OF CONFIRMATION ORDER AND (ii) DEADLINE
              FOR FILING REQUESTS FOR COMPENSATION OR REIMBURSEMENT
             OF COSTS AND EXPENSES FOR SERVICES RENDERED TO DEBTORS

PLEASE TAKE NOTICE that:

          1. On September 3, 2003, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") approved the Findings of Fact, Conclusions of Law, and Order Under 11 U.S.C. (S) 1129(a) and (b) and Fed. R. Bankr. P. 3020 (I) Confirming Joint Prepackaged Reorganization Plan of Chart Industries, Inc. and Certain Subsidiaries, (II) Approving Disclosure Statement and (III) Approving Solicitation Procedures (Docket No. 122) (the "Confirmation Order"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Amended Joint Prepackaged Reorganization Plan of Chart Industries, Inc. and Certain Subsidiaries (as may be amended, modified or supplemented, the "Plan").

          2. Pursuant to Article XIV.B of the Plan, all final requests for compensation or reimbursement of costs and expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the United States Bankruptcy Code, 11 U.S.C.
(S)(S) 101-1330, for services rendered to the above-captioned debtors and debtors-in-possession (the "Debtors") prior to the date the Plan is consummated (all such claims, the "Fee Claims"), must be filed with the Bankruptcy Court, 824 Market Street, Wilmington, Delaware 19801, no later than sixty (60) days after the date the Plan is consummated (the "Filing Deadline") and served so as to be received no later than the Filing Deadline by the following parties (the "Fee Request Parties"): (i) Michael F. Biehl, Chart Industries, Inc., 5885 Landerbrook Drive, Suite 205, Cleveland, Ohio 44124; (ii) Skadden, Arps, Slate, Meagher & Flom LLP, One Rodney Square, P.O. Box 636, Wilmington, Delaware 19899-0636 (Attn: Mark S. Chehi, Esq. and David R. Hurst, Esq.), counsel to the Debtors; and (iii) the Office of the United States Trustee, 844 King Street, Room 2207, Lockbox 35, Wilmington, Delaware 19801 (Attn: Mark S. Kenney, Esq.). Objections to such requests for compensation or reimbursement of costs and expenses must be filed and served on the Fee Request Parties and the requesting entity no later than forty-five (45) days after the date on which the applicable request for compensation or reimbursement was served. Holders of Fee Claims that do not file and serve such requests within the time period set forth herein shall be forever barred from asserting such claims against the Debtors, the reorganized Debtors and their respective property, and such Fee Claims shall be deemed discharged as of the date the Plan is consummated.

          3. Any party in interest wishing to obtain a copy of the Plan or Confirmation Order may request such copies at the Debtors' expense by contacting Bankruptcy Management Corporation ("BMC"), Attn: Creditor Information Services, 1330 East Franklin Avenue, El Segundo, California 90245 ((888) 909-0100) or IKON Office Solutions, 901 North Market Street, Suite 310, Wilmington, Delaware 19801 ((302) 777-4500). Any party in interest wishing to review the Plan or Confirmation Order may (a) review such documents during regular business hours (9:00 a.m. to 4:30 p.m. Eastern time weekdays, except legal holidays) at the United States Bankruptcy Court for the District of Delaware, Marine Midland Plaza, 824 Market Street, 3rd Floor, Wilmington, Delaware 19801 or (b) arrange to review such documents at the offices of counsel to the Debtors (at either of the addresses set forth below). Finally, parties may obtain a copy of the Plan or Confirmation Order online through the Debtors' website located at www.bmccorp.net/chart.

Dated: Wilmington, Delaware
       September 12, 2003

                                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP


                                  By: /s/ David R. Hurst
                                      ------------------------------------
                                      Mark S. Chehi (I.D. No. 2855)
                                      David R. Hurst (I.D. No. 3743)
                                      One Rodney Square
                                      P.O. Box 636
                                      Wilmington, Delaware 19899-0636
                                      (302) 651-3000

                                                      - and -

                                      Alexandra Margolis
                                      Laura Engelhardt
                                      Four Times Square
                                      New York, New York 10036-6552
                                      (212) 735-3000

                                      Counsel to Chart Industries, Inc., et al.,
                                         Debtors and Debtors-in-Possession